Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-126676, and 333-142759, and Form S-3ASR No. 333-144819) of Cogent Communications Group, Inc. of our reports dated March 1, 2010, with respect to the consolidated financial statements of Cogent Communications Group, Inc. and the effectiveness of internal control over financial reporting of Cogent Communications Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

McLean, VA
March 1, 2010